UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	November 5, 2010

Merge Healthcare Incorporated
(Exact name of registrant as specified in its charter)

Delaware	39-1600938
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

900 Walnut Ridge Drive
Hartland, Wisconsin	53029-8347
(Address of Principal Executive Offices)	(ZIP Code)

(262) 367-0700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- (c))

Item 2.02           Results of Operations.

On November 9, 2010, Merge Healthcare Incorporated (the “Company”) held an earnings call to address its third quarter and year to date financial results.  A transcript of the earnings call is being furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2010, the Company appointed Jeffrey A. Surges, 43, as the new Chief Executive Officer of the Company.  Mr. Surges has served as a member of the board of directors of the Company since May 2010.  The Company also announced that Justin C. Dearborn will remain on the Company’s management team as the Company’s President.  Mr. Dearborn will also continue to serve as a member of the Company’s board of directors.

Mr. Surges previously served as President of U. S. Sales for Allscripts Healthcare Solutions, Inc. following his position as President of the Allscripts Health Systems Group Business Unit (collectively, “Allscripts”).  Prior to its acquisition by Allscripts in December 2007, Mr. Surges served as President and Chief Executive Officer of Extended Care Information Network, Inc. (“ECIN”).  Prior to joining ECIN in October 1999, Mr. Surges served on the management team of Enterprise Systems, Inc. and then as President and General Manager of Resource Management Group of McKessonHBOC upon HBOC’s acquisition of Enterprise Systems, Inc. in 1997.

There are no family relationships between Mr. Surges and any other of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.  Mr. Surges has not had any material direct or indirect interest in any of the Company’s transactions, other than compensation for his service as a non-employee director, since the beginning of the Company’s last fiscal year or in any currently proposed transaction.

In connection with his appointment as the Company’s Chief Executive Officer, Mr. Surges entered into an employment agreement with the Company on November 5, 2010 (the “Employment Agreement”).  In accordance with the terms of the Employment Agreement, Mr. Surges will receive an annual base salary of $450,000 and participate in the Company’s annual incentive bonus plan with a targeted annual bonus equal to 100% of his annual base salary. The Employment Agreement has an initial term of two years and automatically renews thereafter for successive one-year terms unless the Company or Mr. Surges delivers a notice of non-renewal to the other party.  If the Company terminates Mr. Surges’ employment other than for “cause” (including by delivery of a notice of non-renewal), or if Mr. Surges terminates his employment for “good reason”, then Mr. Surges will be entitled to receive (i) his annual base salary through the date of termination and his actual annual bonus for the prior fiscal year to the extent not theretofore paid, (ii) a cash severance in an aggregate amount equal to Mr. Surges’ annual base salary plus fifty percent of his annual target bonus, which cash severance will be payable over twelve months, and (iii) continuation of welfare benefits for one year after the date of termination.  If the Company terminates Mr. Surges’ employment for “cause” or Mr. Surges terminates his employment without “good reason” (including by delivery of a notice of non-renewal), then the Company’s only obligation to Mr. Surges under the Employment Agreement will be to pay his annual base salary through the date of termination.  The Employment Agreement also includes restrictions on Mr. Surges ability to solicit or hire employees or customers of the Company and to engage in certain management or sales activities relating to the Company’s industry while he is employed by the Company and for twelve months thereafter.

On November 5, 2010, the Company’s board of directors granted Mr. Surges 1,500,000 stock options that will expire six years from the grant date.  Twenty percent of the stock options vested on the grant date and twenty percent of the stock options will vest on each of the first four anniversaries of the grant date.  The options will also vest upon a change in control of the Company.

A copy of the Company’s announcement regarding Mr. Surges’ appointment as Chief Executive Officer is being furnished as Exhibit 99.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Transcript of the Registrant’s Third Quarter 2010 Earnings Call held on November 9, 2010
99.2
News Release of the Registrant dated November 8, 2010 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on November 9, 2010)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

November 12, 2010	/s/ Ann Mayberry-French
By: Ann Mayberry-French
Title: General Counsel